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                                                           Exhibit No. 23.2


                     INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Storage Trust Realty:

We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 filed on December 20, 1996 of Storage Trust Realty of our report dated May 31, 1996, with respect to the Historical Summary of Combined Gross Revenue and Direct Operating Expenses of the Balcor/Colonial Facilities for the year ended December 31, 1995, which report appears in the Form 8-K of Storage Trust Realty dated May 24, 1996 as filed on June 7, 1996, and to the reference to our firm under the heading "Experts" in the prospectus.



                                    KPMG Peat Marwick LLP



Fort Worth, Texas
December 20, 1996